Exhibit 10.48

SUBLEASE AGREEMENT

THIS SUBLEASE AGREEMENT (this “Sublease”) is made and entered into this 15th day of November, 2013 by and between HEWITT ASSOCIATES LLC, an Illinois limited liability company (“Sublandlord”), and ZEBRA TECHNOLOGIES CORPORATION, a Delaware corporation (“Subtenant”).

WITNESSETH:

A.Pursuant to the Prime Lease (hereinafter defined), Prime Landlord (hereinafter defined) has leased to Sublandlord the Sublease Premises (hereinafter defined); and

B.Sublandlord desires to sublease to Subtenant, and Subtenant desires to sublease from Sublandlord, the Sublease Premises, subject to the terms and conditions of the Prime Lease and the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sublandlord and Subtenant hereby agree as follows:

1.Definitions. For purposes of this Sublease, the following terms shall have the meanings indicated:

Additional Rent. As defined in Section 5(d) hereof.

Base Rent. As defined in Section 5(a) hereof.

Building. The improvements commonly known as Three Overlook Point, Lincolnshire Corporate Center, Lincolnshire, Illinois (and in accordance with how “Building” is defined in the Prime Lease). The Building shall be deemed to include 290,143 square feet of rentable area.

Sublease Premises. The portion of the Premises (as defined in the Prime Lease) consisting of the lower level, 1st, 2nd, 3rd and 4th floors, as depicted in Exhibit C. The Sublease Premises shall be deemed to include 204,676 square feet of net rentable area.

Subtenant’s Proportionate Share. 79.2% (the percentage obtained by dividing the Rentable Area of the Sublease Premises by the Rentable Area of the Building).

Prime Landlord. Northwestern Mutual Life Insurance Company.

Prime Lease. That certain Office Lease dated December 1, 1989, as amended by that certain First Amendment to Lease dated September 28, 2001, as amended by that certain Second Amendment to Lease of even date herewith, by and between Prime Landlord’s predecessor in interest, as “Landlord” thereunder, and Sublandlord, as “Tenant” thereunder, with respect to the Premises, a copy of which is attached hereto as Exhibit A.

Zebra Lease. That certain Office Lease dated November 15, 2013, by and between Prime Landlord and Tenant, pursuant to which Subtenant shall lease the Premises for a term commencing on the day following the end of the term of this Sublease, a copy of which is attached hereto as Exhibit B.

All other capitalized terms used but not defined in this Sublease shall have the same meaning as those defined in the Prime Lease.

2.Demise. Sublandlord hereby leases and demises to Subtenant, and Subtenant hereby leases and hires from Sublandlord, the Sublease Premises for the Term (as hereinafter defined) and on the terms and conditions hereinafter set forth.

3.Term. Subject to receipt of Prime Landlord’s written consent pursuant to Section 8(g) hereof, the term of this Sublease (the “Term”) shall commence on August 1, 2014 (the “Commencement Date”). The Term shall expire on February 28, 2017 (the “Termination Date”), unless earlier terminated in accordance with the terms hereof.

4.Condition of Sublease Premises.

(a)Commencement Date. On the Commencement Date, Sublandlord shall deliver, and Subtenant shall accept possession of, the Sublease Premises in its “as is” condition. Subtenant acknowledges that Sublandlord makes no representation or warranty as to the condition, safety, repair or habitability of the Sublease Premises, other than as may be expressly set forth herein, and shall be under no obligation to make, or pay for, any repair, replacement, renovation or improvement to the Sublease Premises prior to or during the Term. Subtenant taking possession of the Sublease Premises shall be conclusive evidence that Subtenant accepts the Sublease Premises as suitable for the purposes for which they are leased and that Subtenant waives any defects in the Sublease Premises and the Building.

(b)Early Occupancy. Subject to the terms and conditions set forth in this Sublease, upon the full execution and delivery of this Sublease, and the receipt the Prime Landlord’s consent pursuant to Section 8(g) hereof, Sublandlord shall permit Subtenant and its consultants and contractors to enter the Building and the Sublease Premises (the “Pre-Occupancy Period”) for the purpose of renovations, installation of additional furniture and fixtures, installation of IT and Telecom equipment and anything further required to prepare the Sublease Premises for Subtenant’s occupancy, including without limitation any required occupancy permit, all in accordance with the terms and conditions of this Sublease. All of the terms and provisions of this Sublease shall apply to Subtenant’s use and occupancy of the Sublease Premises during the Pre-Occupancy Period, except Subtenant shall not be required to pay any Base Rent or Additional Rent in connection with its entry into the Sublease Premises during the Pre-Occupancy Period.

(c)Initial Improvements. During the Pre-Occupancy Period, Subtenant shall have the right, subject to Sublandlord’s prior review and approval, to hire a general contractor of Subtenant’s choosing to perform initial improvements to the Sublease Premises (the “Initial Improvements”), which shall include the demolition and build-out of the entire Sublease Premises to Subtenant’s specifications. Sublandlord shall cooperate with Subtenant in obtaining Prime Landlord’s consent to the Initial Improvements, provided that any Prime Landlord fee or charge related to Prime Landlord’s consent shall be at Subtenant’s sole cost and expense. Sublandlord shall not charge Subtenant (i) any oversight fees or supervisory fees, or (ii) parking, hoisting or freight elevator charges, for the construction of the Initial Improvements except to the same extent charged to Sublandlord by the Prime Landlord. In any instance where Sublandlord’s consent or approval is required with respect to the Initial Improvements, that consent or approval shall be deemed given if Prime Landlord has given its consent or approval.

5.Rent.

(a)Base Rent Amount. Commencing on the Commencement Date, Subtenant shall pay minimum annual rent for the Sublease Premises in the amount of $0.00 per rentable square foot (such amount being “Base Rent” with the annual amounts for the designated 12 month time periods below being the “Annual Base Rent”, in equal monthly installments (“Monthly Base Rent” during each calendar month during the Term.

(b)Base Rent Payment. Monthly Base Rent shall be payable to Sublandlord at such place or to such agent as Sublandlord may from time to time designate in writing, by good check, in advance, the first such payment due and payable upon execution hereof by Subtenant and each monthly payment thereafter due and payable on the first day of each calendar month thereafter during the Term, without previous notice or demand therefor, and without deduction, counterclaim or set-off.

(c)Expenses and Taxes. Subtenant acknowledges that, pursuant to the terms of the Prime Lease, Sublandlord, as “Tenant” thereunder, is obligated to pay Prime Landlord, as “Landlord” thereunder, among other things, Expenses and Taxes (as such terms are defined in the Prime Lease). Subtenant agrees that, in addition to the Base Rent and any other payments or amounts due under this Sublease, commencing as of the Commencement Date, Subtenant shall pay to Sublandlord Subtenant’s Proportionate Share of Expenses and Taxes incurred by Sublandlord during the Term. Subtenant shall pay Subtenant’s Proportionate Share of Expenses and Taxes on or prior to the date that Sublandlord is required to pay the corresponding payments of Expenses and Taxes, or installments thereof, pursuant to the terms of the Prime Lease (including without limitation the monthly installments of the estimated amounts thereof and the annual reconciliation and retroactive charges thereof due pursuant to the Prime Lease during the Term). The amount of Expenses and Taxes shall be as charged by Prime Landlord pursuant to the terms and provisions of the Prime Lease, including without limitation any applicable gross-up provisions.

(d)Additional Rent. Except for the Monthly Base Rent, any sums required to be paid by Subtenant under the terms of this Sublease and any charges or expenses incurred by Sublandlord on behalf of Subtenant under this Sublease, including without limitation pursuant to Section 5(c) of this Sublease, shall constitute additional rent (“Additional Rent”), and Sublandlord shall have the same rights and remedies for the non-payment thereof as are available to Sublandlord for the nonpayment of Monthly Base Rent. Base Rent and Additional Rent are collectively known as “Rent.” Subtenant’s obligation to pay Rent shall be an independent covenant of every other covenant or obligation hereunder. Rent shall be due as specified within this Sublease, and if not otherwise specified in this Sublease, then it shall be due upon demand from Sublandlord,

(e)Personal Property Tax. If applicable, Subtenant shall directly pay the taxing authority any tax levied against the personal property or trade fixtures of Subtenant in or about the Sublease Premises. If Subtenant fails to pay before delinquency, then such amounts may be paid on behalf of Subtenant and the amount paid shall constitute Additional Rent due Sublandlord.

6.Alterations. Subtenant shall not make or permit to be made, any improvements. additions, or alterations, painting, carpeting or decorations, structural or otherwise, in or to the Sublease Premises or the Building without (i) obtaining the prior written consent of Sublandlord, which consent shall not be unreasonably withheld, conditioned or delayed (provided that no such consent shall be required for minor alterations that are not structural in nature, including painting, carpeting or decorations), (ii) obtaining the prior written consent of Prime Landlord, such consent to be granted or withheld by Prime Landlord in accordance with the terms of the Prime Lease, and (iii) complying with all the terms and conditions of the Prime Lease related thereto, including without limitation payment of its contractors and obtaining final lien waivers from all contractors. Subtenant shall promptly provide Sublandlord all municipal approvals and any documentation approved by Prime Landlord related to any such improvements, additions or alterations. Additionally, in connection with the undertaking of any such work by Subtenant in the Sublease Premises, (y) Subtenant’s contractors shall comply with any and all rules and regulations with respect thereto promulgated by Sublandlord or Prime Landlord, and (z) Subtenant shall be responsible for any related payments to the Prime Landlord required under the Prime Lease for such improvements, additions or alterations. Except as may be prohibited by law, Subtenant shall indemnify Sublandlord and hold it harmless from any injury to the Sublease Premises or the Building or loss of life or injury to persons or property in or around the Sublease Premises or the Building resulting from such early occupancy by Subtenant and its contractors.

In any instance where Sublandlord’s consent or approval is required with respect to Alterations, that consent or approval shall be deemed given if the Prime Landlord has given its consent or approval.

7.Assignment and Sub-subletting. Subtenant shall not, without the prior written consent of Sublandlord, which Sublandlord consent shall not be unreasonably withheld, conditioned or delayed, and Prime Landlord, which consent may be granted or withheld in accordance with the terms of the Prime Lease: (i) assign this Sublease or any of its rights hereunder; (ii) further sublet the Sublease Premises or any part thereof to any other person or entity; (ii) permit the use of the Sublease Premises by any person or entity other than Subtenant, or its employees and agents approved in advance by Sublandlord at Sublandlord’s sole discretion; (iv) permit the assignment or other transfer of this Sublease or any of

Subtenant’s rights hereunder by operation of law, or (v) violate the provisions of Section 13(a) of the Prime Lease. Neither the consent by Sublandlord or Prime Landlord to any assignment, transfer or sub-subletting, nor the acceptance or collection of rent from any assignee, transferee or sub-subtenant, shall be construed as a release of Subtenant from liability for each and every term or obligation of this Sublease. No consent by Sublandlord or Prime Landlord to any assignment, transfer or sub-subletting in any one instance shall constitute a waiver of the necessity for such consent in any subsequent instance. Any attempted assignment or sub-subletting of the Sublease Premises by Subtenant in violation of the terms and provisions of this Section 7 shall be void and of no force and effect. In the event that the consideration received by Subtenant for any sublease or assignment is in excess of the Base Rent or Additional Rent due under Section 5(c) of this Sublease, then Sublandlord and Subtenant shall share the excess amounts received by Subtenant (50% to Sublandlord and 50% to Subtenant following the reimbursement by Subtenant of all expenses incurred by Subtenant in connection with such assignment or subletting), and otherwise according to the calculation set forth in Section 13(f) of the Prime Lease (but based upon the Base Rent and Additional Rent of this Sublease).

Notwithstanding anything contained in this Section 7 to the contrary, Subtenant may sublease all or any portion of the Premises, or assign this Lease (a “Permitted Transfer”) to the following types of entities (a “Permitted Transferee”) without the written consent of Landlord:
(i)    an Affiliate of Subtenant;
(ii)    any corporation, limited partnership, limited liability partnership, limited liability company or other business entity in which or with which Subtenant, or its corporate successors or assigns, is merged or consolidated, in accordance with applicable statutory provisions governing merger and consolidation of business entities, so long as:
(1) Subtenant’s obligations hereunder are assumed, by operation of law (reasonably documented by Subtenant to Sublandlord) or by written assumption, by the entity surviving such merger or created by such consolidation; and
(2) either:
(i) the Tangible Net Worth of the surviving or created entity is not less than the Tangible Net Worth of Subtenant immediately preceding such transaction; or
(ii) immediately following such Transfer Subtenant is deemed to Meet Minimum Rating (as defined below); or
(iii)    any corporation, limited partnership, limited liability partnership, limited liability company or other business entity acquiring all or substantially all of Subtenant’s equity or assets, so long as:
(1) Subtenant’s obligations hereunder are assumed (which assumption shall be reasonably documented by Subtenant to Sublandlord) by the entity acquiring such equity or assets; and
(2) either:
(i) the Tangible Net Worth of the surviving or created entity is not less than the Tangible Net Worth of Subtenant immediately preceding such transaction; or
(ii) immediately following such Transfer Subtenant is deemed to Meet Minimum Rating (as defined below).
Subtenant shall promptly notify Sublandlord of any such Permitted Transfer. Subtenant shall remain liable for the performance of all of the obligations of Subtenant hereunder, or if Subtenant no longer exists because of a merger, consolidation, or acquisition, the surviving or acquiring entity shall expressly assume, by operation of law (reasonably documented by Subtenant to Sublandlord) or by written assumption, the obligations of Subtenant hereunder. Additionally, the Permitted Transferee shall comply with all of the terms and conditions of this Lease, including the permitted uses under Section 3 of this Lease, and the use of the Premises by the Permitted Transferee may not violate any other agreements affecting the Premises, the Land or Building, Landlord, or other tenants of the Building. No later than 30 days after the effective date of any Permitted Transfer, Subtenant agrees to furnish Sublandlord with (a) copies of the instrument effecting any of the foregoing Permitted Transfers, (b) documentation establishing Subtenant’s satisfaction of the requirements set forth above applicable to any such Permitted Transfer, and (c) evidence of insurance as required under this Lease with respect to the Permitted Transferee. The occurrence of a Permitted Transfer shall not waive Sublandlord’s rights as to any subsequent subleases of all or any portion of the Premises or assignments of this Sublease. “Affiliate” means any person or entity which, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the party in question. “Tangible Net Worth” means the excess of total assets over total liabilities, in each case as determined in accordance with generally accepted accounting principles consistently applied (“GAAP”), excluding, however, from the determination of total assets all assets which would be classified as intangible assets under generally accepted accounting principles, including goodwill, licenses, patents, trademarks, trade names, copyrights, and franchises. Any subsequent sublease or assignment by a Permitted Transferee shall be subject to the terms of this Section 7. “Affiliate” means any person or entity which, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the party in question.
For purposes hereof, Subtenant will be deemed to “Meet Minimum Rating” at any time if, at such time, any one of the following exists: (i) Subtenant’s long-term debt is rated by Standard & Poor’s as BBB or better (with no “-“); and such rating is generally available; or (ii) Subtenant’s long-term debt is rated by Moody’s as Baa2 or better, and such rating is generally available; or (iii) so long as Hewitt Associates LLC or its successor or affiliate is the Sublandlord, Subtenant’s relative financial strength as determined by Sublandlord in Sublandlor’s sole discretion, in accordance with Sublandlord’s internal proprietary standards is at least BBB (“Subtenant’s HA Rating”). If Subtenant does not Meet Minimum Rating based on Subtenant’s HA Rating, Sublandlord will, if Subtenant so requests, meet with Subtenant to explain, review and discuss the determination of Subtenant’s HA Rating.

8.Prime Lease.

(a)Incorporation of Prime Lease. Sublandlord’s rights in and to the Sublease Premises are governed by the Prime Lease. This Sublease shall be subject and subordinate in all respects to the Prime Lease, and all of the terms, covenants and conditions of the Prime Lease shall be, except as otherwise expressly provided in this Sublease, incorporated by reference into this Sublease as if completely set forth herein. Such incorporated terms, conditions, covenants and obligations of the Prime Lease are hereby incorporated by reference herein as if Sublandlord were the “Landlord” thereunder and Subtenant were the “Tenant” thereunder, provided that the Subtenant’s obligation for Base Rent, Expenses and Taxes shall be as provided in Section 5 of this Sublease. Subtenant hereby accepts this Sublease and the Sublease Premises and hereby agrees to perform each of the terms, conditions, covenants and obligations of the Prime Lease incorporated in this Sublease, which are binding on the “Tenant” thereunder with respect to the Sublease Premises during the Term. If Subtenant breaches any term, covenant or condition of this Sublease, Sublandlord shall have all the rights and remedies against Subtenant as would be available to Prime Landlord under the Prime Lease. Subtenant shall promptly furnish Sublandlord with copies of all notices relating to the Sublease Premises, which Subtenant shall receive from Prime Landlord. Notwithstanding the foregoing, Subtenant expressly agrees and acknowledges that Sublandlord shall not be obligated to perform, and shall not be liable for the performance by Prime Landlord of any of the covenants and obligations of Prime Landlord under the Prime Lease or as incorporated into this Sublease and that Subtenant shall have no claim against Sublandlord by reason of any default by Prime Landlord In performing such covenants and obligations.

(b)Subtenant Covenant. Subtenant shall not cause or permit any act which would cause Sublandlord to be in default of the Prime Lease or would give Prime Landlord the right to terminate the Prime Lease prior to the stated expiration of the term thereof. Except as may be prohibited by law, Subtenant shall indemnify and hold harmless Sublandlord from and against any loss, liability, claim, cost or expense (including reasonable attorneys’ fees) incurred by Sublandlord as a result of any default under the Prime Lease or termination or attempted termination of the Prime Lease resulting from any such act or omission by Subtenant.

(c)Sublandlord Covenant. Except as may be prohibited by law, Sublandlord shall indemnify and hold harmless Subtenant from and against any loss, liability, claim, cost or expense (including reasonable attorneys’ fees) incurred by Subtenant as a result of any default under the Prime Lease resulting from any such act or omission by Sublandlord.

(d)Termination. Subject to Section 8(b) of this Sublease, if at any time prior to the expiration of the Term, the Prime Lease shall terminate or be terminated for any reason, or Sublandlord’s right to possession shall terminate without termination of the Prime Lease, this Sublease shall simultaneously terminate.

(e)Rights to the Sublease Premises. Notwithstanding any provision contained herein to the contrary, during the Term, Subtenant shall have no greater rights in and to the Sublease Premises than Sublandlord shall have, from time to time, in and to the Sublease Premises under the Prime Lease. Subtenant shall not have the right to exercise any options to renew, extend, expand, negotiate or terminate the Prime Lease to the extent such options are exercisable by Sublandlord.

(f)Services and Utilities; Prime Landlord Obligations. Subtenant acknowledges that all utilities and services to the Sublease Premises, including without limitation water, heating, air-conditioning, and janitorial, shall be provided by the Prime Landlord (or in the case of certain utilities, as provided in the Prime Lease) in accordance with, and subject to, the terms of the Prime Lease; provided, however, that in the event that the Prime Lease states that Sublandlord, as “Tenant” thereunder, is to contract for certain utilities directly with a utility provider, then Subtenant shall be deemed to have assumed that obligation as of the commencement of the Pre-Occupancy Period. Subtenant waives all claims against Sublandlord, and, except as may be prohibited by law, shall indemnify and hold Sublandlord harmless for any damage to any property or injury to any person caused by any disruption of any utility or other services provided by the Prime Landlord. Should Prime Landlord furnish additional services to Subtenant in addition to those normal amounts provided under the Prime Lease, Subtenant shall be responsible for the payment thereof to Prime Landlord. Additionally, any utilities directly paid by Sublandlord for any portion of the Sublease Premises shall be paid, at Sublandlord’s option, either by Subtenant directly to the utility company providing the utility in question, directly to Prime Landlord, or as reimbursement to Sublandlord.

(g)Surrender. Unless otherwise directed by Sublandlord, at or upon an earlier termination of the Term, Subtenant shall return the Sublease Premises and all equipment and fixtures of the Prime Landlord in the condition required by the Prime Lease for the surrender of such items at the end of the term of the Prime Lease.

(h)Prime Landlord Consent. This Sublease shall not be effective unless and until consented to by Prime Landlord in accordance with the Prime Lease and this Section 8(g). Subtenant agrees to promptly provide to Sublandlord any and all information regarding Subtenant, including without limitation financial statements, that Prime Landlord may request and Subtenant shall otherwise cooperate to satisfy any requirement Prime Landlord may impose as a condition to its consent to this Sublease. This Sublease and the obligations of the parties hereunder are expressly conditioned upon Sublandlord obtaining the written consent of the Prime Landlord for this Sublease (to the extent required by the Prime Lease) (the “Sublease Consent”). If the Sublease Consent is not given by Prime Landlord, or the Zebra Lease is not executed by Prime Landlord and Subtenant, within 60 days after the execution and delivery of this Sublease and delivery of all documents and information to the Prime Landlord as required by Section 13 of the Prime Lease, either Subtenant or Sublandlord shall have the right to terminate this Sublease by giving written notice thereof to the other at any time thereafter, but prior to the time such Subtenant.

(i)Sublandlord’s Default of the Prime Lease. Sublandlord hereby agrees and acknowledges that any default by Sublandlord in its obligations under the Prime Lease beyond any applicable cure period shall also be deemed a default under this Sublease, for which Subtenant shall have all remedies for a default of this Sublease, including, but not limited to, any and all remedies available to Subtenant under law and at equity. In addition, and notwithstanding anything to the contrary herein, Sublandlord agrees that if it receives any notice of default from Prime Landlord under the Prime Lease, such notice also shall serve as notice of default of Sublandlord’s obligations under this Sublease (subject to any cure provisions under the Prime Lease), and no additional notice need be sent by Subtenant to Sublandlord. Sublandlord shall immediately forward a copy of any default notice or any notice from the Prime Landlord indicating an intention to terminate the Prime Lease sent to Sublandlord by Prime Landlord under the Prime Lease, as soon as Sublandlord becomes aware thereof. Sublandlord shall provide Subtenant with written notices of when, if at all, a cure of such default under the Prime Lease was commenced and completed.

9.Restrictions on Use. Subtenant shall use the Sublease Premises solely in accordance with the terms and provisions of Section 3 of the Prime Lease and for no other uses. Subtenant shall not (i) commit waste on or to the Sublease Premises or the Building, (ii) use the Sublease Premises for any unlawful purpose or in violation of any municipal laws or regulations, insurance requirements or any certificate(s) of occupancy, or (iii) suffer any dangerous article to be brought on the Sublease Premises.

10.Sublandlord Right to Cure. If Subtenant shall breach any term, covenant or condition of this Sublease with regard to the making of any payment or the doing of any act that results or may result (at such time or at a later date if the same is allowed to continue without being cured) in the occurrence of a default or breach under the Prime Lease, then in addition to any rights and remedies available to Sublandlord hereunder or under the Prime Lease, Sublandlord shall have the right to make such payment or to do such act to endeavor to cure such default. Any payments made, and any costs or reasonable expenses (including reasonable attorneys’ fees) incurred, by Sublandlord in connection with its exercise of its rights under this Section 10, shall constitute Additional Rent and shall bear interest at the rate of interest described in Section 27(i) of the Prime Lease (except that the referenced bank shall be JP Morgan Chase and its successors instead of the First National Bank of Chicago). Subtenant shall reimburse Sublandlord for the cost incurred by Sublandlord in making such payment or doing such act within ten (10) business days of receipt of a written notice therefor.

11.Indemnification. In addition to the provisions of the Prime Lease incorporated herein, Subtenant shall, except as may be prohibited by law, indemnify and save Sublandlord, Prime Landlord and their respective agents and employees harmless from and against all liability. claims, suits, judgments, damages, costs and expenses (including reasonable attorneys’ fees) to which any of them may be subject or suffer, arising from or in connection with (i) the use or occupancy of the Sublease Premises, by Subtenant, its agents, contractors, invitees or anyone else for whom Subtenant is responsible, (ii) any negligent act of omission of Subtenant, any default or claimed default on the part of Sublandlord under the Prime Lease which results, directly or indirectly, from the failure of Subtenant to perform any obligation of the “Tenant” under those provisions of the Prime Lease incorporated in this Sublease; (iii) any default by Subtenant in performing any of its covenants under this Sublease; or (iv) any termination or attempted termination of the Prime Lease resulting from any act or omission of Subtenant, its employees or agents.

12.Default of Subtenant. If (a) Subtenant shall fail to pay any installment of Monthly Base Rent or Additional Rent provided herein when due and said failure shall continue for three (3) days following written notice and demand to pay; (b) Subtenant shall violate or fail to perform any of the other conditions, covenants or agreements herein made by Subtenant and such violation or failure shall continue for a period of twenty (20) days after written notice thereof to Subtenant by Sublandlord, provided, however, that such period of time shall be extended to that period of time necessary to effectuate a cure if Subtenant commences to cure such default within such twenty (20) day period and is diligently attempting to complete such cure; (c) any default under the Prime Lease occurs which results, directly or indirectly, from the failure of Subtenant to perform any obligation of Subtenant under this Sublease, including without limitation any obligation of the “Tenant” under those provisions of the Prime Lease incorporated in this Sublease; (d) any termination of the Prime Lease occurs that results from any act or omission of Subtenant, its employees or agents; (e) any assignment, sublease, encumbrance or other transfer of this Sublease, or any interest therein, by Subtenant, whether voluntarily, by judgment, or other means, except a Permitted Transfer, without the prior written consent of Sublandlord and Prime Landlord (f) Subtenant becomes insolvent or bankrupt or admits in writing its inability to pay its debts as they mature, or makes an assignment for the benefit of creditors, or applies for or consents to the appointment of a trustee or receiver for Subtenant or for the major part of its property; (g) a trustee or receiver is appointed for Subtenant or for the major part of its property and is not discharged within 30 days after such appointment; (h) bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or other proceedings for relief under any bankruptcy law, or similar law for relief of debtors, are instituted by or against Subtenant, if not dismissed within thirty (30) days, then and in any of such events (each an “Event of Default”), Sublandlord shall have all rights and remedies at law or in equity against Subtenant; and in addition thereto, Sublandlord shall have all rights and remedies against Subtenant for an Event of Default that Prime Landlord has under the Prime Lease for the occurrence of a Default (as defined in the Prime Lease) by Sublandlord as Tenant thereunder.

If Sublandlord is entitled to possession of the Sublease Premises pursuant to any provision hereof, Sublandlord, without notice to quit or reenter, may reenter and take possession of the Sublease Premises, or any part thereof, and repossess the same as of Sublandlord’s former estate and expel Subtenant and those claiming through or under Subtenant and remove the effects of both or either, by summary proceedings, or by action at law or in equity or by force (if necessary) or otherwise, without being deemed guilty of trespass and without prejudice to any other remedy for default hereunder.

13.Attorneys’ Fees. If Sublandlord or Subtenant shall require the services of attorneys after a breach by Subtenant or Sublandlord of any of the terms, covenants or conditions of this Sublease, Subtenant or Sublandlord, as the case may be, shall pay (or reimburse the other party) the reasonable fees of such attorneys (regardless of whether formal legal proceedings have been commenced) and all applicable court costs.

14.Notices. All payments or notices required or permitted hereunder shall be in writing and (i) hand delivered; (ii) mailed, certified or registered mail, postage prepaid and return receipt requested; or (iii) sent by overnight courier service as follows:

If to Sublandlord:	c/o Aon Service Corporation Attention: Corporate Real Estate 200 E. Randolph, 6th Floor Chicago, Illinois 60601

with a copy to:	Jones Lang LaSalle Attention: Lease Administration 525 William Penn Place 3 Mellon Center, 20th floor Pittsburgh, Pennsylvania 15259-0001

If to Subtenant	Prior to Subtenant’s fully occupying the Sublease Premises:

Zebra Technologies Corporation
Attention: General Counsel
475 Half Day Road, Suite 500
Lincolnshire, IL 60069

Following Subtenant’s fully occupying the
Sublease Premises, to the Sublease Premises

All payments and notices shall be deemed given on the date the recipient actually receives the same or would have received the same if delivery is refused or otherwise fails despite compliance with this Section. Either party may, by written notice to the other, designate a new address and/or addresses for such payments and notices.

15.Brokerage. Sublandlord and Subtenant each represents and warrants to the other that no real estate agent, broker or finder, other than CBRE, Inc., as Sublandlord’s agent, and Jones Lang LaSalle Midwest, LLC, as Subtenant’s agent (together, “Brokers”), has acted for it with respect to this Sublease or the transaction contemplated hereby. Sublandlord and Subtenant each does hereby indemnify and hold the other harmless from the claim of any persons other than the Brokers claiming by or through it by reason of this Sublease or the transaction contemplated hereby. Sublandlord shall pay Broker’s commissions pursuant to separate agreements.

16.Signage. Subject to Prime Landlord’s prior consent, Subtenant, at Subtenant’s sole cost, shall be granted the right to Subtenant’s Proportionate Share of the signage in the Sublease Premises consistent with, and subject to, the Prime Lease.

17.Execution. The persons executing this Sublease on behalf of Sublandlord and Subtenant, respectively, each represents and warrants that (i) he is duly authorized to execute this Sublease on behalf of such party: and (ii) such party has full power and authority to execute this Sublease and perform its obligations hereunder without the consent of any other person or entity.

18.Construction. This Sublease (i) embodies the entire integrated agreement of Sublandlord and Subtenant with respect to Subtenant’s lease and occupancy of the Sublease Premises, and supersedes all prior agreements and understandings, whether written or oral; (ii) may be executed in multiple counterparts, each of which shall constitute an original and all of which shall constitute but one and the same agreement; and (iii) shall be governed by and construed in accordance with the laws of the State of Illinois. If any provision of this Sublease conflicts with a provision of the Prime Lease, the provisions of the Prime Lease shall govern. Subtenant specifically waives all claims against Sublandlord arising out of any such conflicts.

19.Entry by Sublandlord. Subtenant shall permit Sublandlord and Prime Landlord or their authorized agent or representative entry into the Sublease Premises upon twenty-four (24) hours prior notice at reasonable times (or at any time in the event of an emergency in which case no prior notice shall be required), in accordance with the provisions of the Prime Lease, for the purpose of entering to make necessary repairs required to be made under the Sublease or the Prime Lease and for other purposes specified in the Prime Lease or pursuant to any other rights under the Prime Lease.

20.Binding Effect. This Sublease shall be binding upon and inure to the benefit of Sublandlord and Subtenant and their respective successors and permitted assigns. Sublandlord shall have the right to assign any or all of its rights and powers under this Sublease to Prime Landlord.

21.Holding Over. If Subtenant retains possession of the Sublease Premises after the expiration of the Term without the written consent of the Prime Landlord, Subtenant (i) shall pay to Sublandlord for each month, or portion thereof, of such holdover period as rent therefor an amount equal to the amount of holdover rent and other charges that Sublandlord is obligated to pay pursuant to Section 10 of the Prime Lease, and (ii) shall, except as may be prohibited by law, indemnify Sublandlord and Prime Landlord for any and all liability, claims or damages incurred by Sublandlord and Prime Landlord as a result thereof. Sublandlord shall have no obligation to extend the term of the Prime Lease or this Sublease beyond the Termination Date.

22.Insurance. Subtenant, at its sole expense, shall obtain and keep in force the insurance required to be carried by Sublandlord as Tenant under the Prime Lease.

23.Fire, Casualty or Eminent Domain. In the event of a fire or other casualty affecting the Building or the Sublease Premises, or of a taking of all or part of the Building or Sublease Premises under the power of eminent domain, in addition to any other applicable provision of this Sublease, Sublandlord shall take all reasonable actions provided for under the Prime Lease necessary to keep the Prime Lease from being terminated and require Prime Landlord to restore the Building, unless Subtenant elects in writing to allow Sublandlord to terminate the Prime Lease. In such latter event, this Sublease shall automatically terminate without any liability to Sublandlord. In the event Sublandlord is entitled, under the Prime Lease, to a rent abatement as a result of a fire or other casualty or as a result of a taking under the power of eminent domain, then Subtenant shall be entitled to a corresponding proportionate rent abatement applicable to the Sublease Premises under this Sublease. All obligations under the Prime Lease imposed on Sublandlord, as “Tenant” thereunder, to repair or restore leasehold improvements, alterations, fixtures, personal property, furniture, or any other portion of the Sublease Premises with respect to a casualty occurring during the Sublease Term, shall be the responsibility of Subtenant.

24.Non-Merger. Nothing herein shall be construed to merge the interests of Sublandlord and Subtenant, whether by operation of law or otherwise.

25.Time of Essence. Time is of the essence with respect to all of Subtenant’s obligations under this Sublease.

26.Parking. Subtenant shall be entitled to use, in accordance with the terms and provisions of the Prime Lease, Subtenant’s Proportionate Share of the Parking Spaces (as defined in the Prime Lease).

27.Prohibited Parties. Sublandlord and Subtenant represent and warrant that, to their knowledge, they are not acting, directly or indirectly, for or on behalf of any person, group, entity, or nation named by the United States Treasury Department as a Specially Designated National and Blocked Person, or for or on behalf of any person, group, entity, or nation designated in Presidential Executive Order 13224 as a person who commits, threatens to commit, or supports terrorism; and that they are not engaged in this transaction directly or indirectly on behalf of, or facilitating this transaction directly or indirectly on behalf of, any such person, group, entity, or nation. Except as may be prohibited by law, each party hereby agrees to defend, indemnify, and hold harmless the other party from and against any and all claims, damages, losses, risks, liabilities, and expenses (including reasonable attorneys’ fees and costs) arising from or related to any breach of the foregoing representation and warranty.

28.Right to Expand. Subtenant shall have the ongoing option to expand the Sublease Premises into any remaining portion of the Premises upon the same terms and conditions as this Sublease including, but not limited to, acceptance of the additional Premises in “as is” condition. Subtenant may exercise this expansion option at any time upon 30 days’ prior written notice (“Zebra Expansion Notice”). Sublandlord shall have no right to sublease any portion of the Premises to any other subtenant without the prior written approval of Subtenant, which shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, in the event that the Prime Lease is terminated with respect to any portion of the Premises, Subtenant releases Sublandlord from any liability (economic or otherwise) for such portion of the Premises.

29.Execution and Delivery. This Sublease may be executed in counterparts, all of which shall be deemed a single Sublease. Delivery of the signed Sublease may be made by electronic delivery of a so-called “pdf” copy or by other electronic means.

(signatures appear on the following page)

IN WITNESS WHEREOF, the parties hereto have executed this Sublease as of the date, month, and year first above written.

Sublandlord:

HEWITT ASSOCIATES LLC

By: /s/ Charles Wooding
Name: Charles Wooding
Title: Vice President

Subtenant:

ZEBRA TECHNOLOGIES CORPORATION

By: /s/ Michael C. Smiley
Name: Michael C. Smiley
Title: Chief Financial Officer

EXHIBIT A

Prime Lease

Intentionally Omitted

EXHIBIT B

Zebra Lease

Intentionally Omitted

EXHIBIT C

Sublease Premises

Drawing Omitted